Exhibit 99

For Immediate Release
Wednesday, January 28, 2004

For further information contact:
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc. Completes Sale of Two Million Shares of Common Stock

PITTSBURGH, PA.--(BUSINESS WIRE)--January 28, 2004--Portec Rail Products, Inc. (NASDAQ National Market "PRPX") announced today that it has completed the sale of two million (2,000,000) shares of its common stock in an underwritten offering, generating net proceeds of approximately $17.3 million. The net proceeds will be used to repay approximately $7.5 million of indebtedness, with the balance being used for general corporate purposes, which may include future acquisitions and product line expansion. Ferris, Baker Watts, Incorporated, of Baltimore, Maryland, acted as sole underwriter on the offering.

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, and is also headquartered in Pittsburgh. The Company has a Canadian subsidiary headquartered near Montreal with a manufacturing operation in St. Jean, Quebec. The Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company does not undertake, and specifically disclaims, any obligation to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.